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                                                                   EXHIBIT 10.22

                                October 27, 1998


Mr. Robert J. Darnall
1500 North Lake Shore Drive
Unit 20-C
Chicago, IL  60610

Dear Bob:

     This letter constitutes an amendment of the agreement dated January 28, 1998 between you and Inland Steel Industries, Inc. (the "Company") relating to a change in control of the Company (the "Agreement").

     The sale of Inland Steel Company to Ispat International constituted a "Change in Control" within the meaning of the Agreement. Under the terms of the Agreement, you would become entitled to certain compensation in accordance with
Section 4 thereof if your employment were to be terminated within two years of the Change in Control either by the Company other than for "Cause" or by you for "Good Reason".

     You and the Company have agreed that upon a termination of your employment with the Company, you will be entitled to all of the payments and benefits provided under the Agreement upon a termination for "Good Reason," subject to the following:

     (i) In lieu of the severance benefit to which you would otherwise be entitled under subparagraph 4(iii)(B) of the Agreement, you shall be entitled to a lump sum payment of $720,000.

     (ii) You may elect at any time prior to your termination of employment that, in lieu of the cash payment to which you would otherwise be entitled under subparagraph 4(iii)(D) of the Agreement, all or any portion of your stock options shall continue to be exercisable in accordance with their terms.

     (iii) The life, disability and accident insurance benefits and financial consulting benefits to which you are entitled under paragraph 4(iv) shall continue in effect until you attain age 65. The health insurance benefits to which you would otherwise be entitled under paragraph 4(iv) shall be provided to you and your wife until each of you are eligible for Medicare coverage; provided, however, that until each of you are entitled to Medicare, such health insurance shall be secondary to the health insurance provided by any future employer. Upon attainment of age 65, you will be entitled to retiree health and life insurance coverage under such terms
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           and conditions as would be applicable to employees retiring from the
           Company in 1998 prior to the date hereof.

     You acknowledge that the amount to which you will be entitled upon termination of your employment under the Agreement as amended by this letter is less than the amount to which you would be entitled under the Agreement if your employment were involuntarily terminated by the Company immediately prior to the date hereof, that the foregoing commitments of the Company constitute the sole and adequate consideration therefor, and that the payments under the Agreement as amended by this letter are in lieu of any other severance benefits payable to or on your account by reason of your termination of employment with the Company.

     You have agreed that for the two-year period commencing on the date of your termination of employment, you will not be employed by or provide consulting or other services to any of A.M. Castle & Co., Friedman Industries Incorporated, Huntco Inc., Olympic Steel, Inc., Reliance Steel & Aluminum Co. or Steel Technologies Inc. or any similar steel distribution company or to any successor thereto. In consideration for your agreement to refrain from providing such services, the Company has agreed to pay you $720,000 no later than five business days after the date on which your employment terminates. You agree that money damages would not be adequate to compensate the Company should you breach the foregoing agreement, and you agree, therefore, that the Company shall be entitled to enjoin you from providing any such services in the event of any actual or threatened breach by you.

     Except as modified above, all other provisions of the Agreement shall continue in full force and effect. If the foregoing properly reflects our understanding, please sign the enclosed copy of this letter and return it to my attention.

                                    Very truly yours,

                                    /s/ George A. Ranney, Jr.

                                    George A. Ranney, Jr.
                                    Vice President and General Counsel


Agreed to this 27th day of
October, 1998


/s/ Robert J. Darnall
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Robert J. Darnall